Exhibit 16.1

February 26, 2020

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for The Estée Lauder Companies Inc. (the Company) and, under the date of August 23, 2019, we reported on the consolidated financial statements of the Company as of and for the years ended June 30, 2019 and 2018, and the effectiveness of internal control over financial reporting as of June 30, 2019. On February 21, 2020, we were notified that the Company appointed PricewaterhouseCoopers LLP as its principal accountant for the year ending June 30, 2021 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of the Company’s consolidated financial statements as of and for the year ended June 30, 2020, and the effectiveness of internal control over financial reporting as of June 30, 2020, and the issuance of our reports thereon. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated February 26, 2020, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement that the change was approved by the Audit Committee of the Board of Directors and we are not in a position to agree or disagree with the Company’s statements in Item 4.01(b).

Very truly yours,

/s/ KPMG LLP